Exhibit 10.1

ADDENDUM III TO THE EMPLOYMENT CONTRACT

Undersigned:

1.	Projecta B.V., domiciled in Weert, the Netherlands (hereafter: Projecta)

2.	Mr P. de Kroon, residing in Eindhoven, the Netherlands (hereafter: the Employee)

Considering

1.	Projecta and the Employee have reached an employment agreement signed on September 23d 1996, amended on I: September 23, 1996 and II: June 18, 2002 , which is still in force.

2.	Projecta wishes to adjust the remuneration package of the Employee.

a.	The base Gross monthly salary will increase as from April 1st 2007 from € 7.372,— to € 7.901,—;

b.	On July 1st 2007, the Gross monthly salary will furthermore follow the CAO increase of 1,25% to € 8.000,—gross per month;

c.

Starting April 1st 2007, Employee will receive yearly a gross pension compensation for an amount of € 9.430,—. This amount is based on – and will follow—the maximum premium to be paid to a regular employee according to CAO at Projecta. Employee himself remains responsible for the settlement of a personal pension implementation agreement and the appointment of a pension scheme administrator; and

d.

Starting April 1st 2007, Employee will receive yearly a gross compensation for a disability insurance for an amount of € 5.500,— (fixed). Employee himself remains responsible for the settlement with an insurance company.

3.	This agreement is going into force per 1 April 2007, for an indefinite period.

4.	Dutch law, to the exclusion of all other systems governs this agreement.

Drawn up and signed in triplicate,

Warsaw, IN USA
place and date

/s/ Richard Lundin	/s/ Peter de Kroon
Representing Projecta B.V.	The Employee
Mr. R. Lundin	Mr P. de Kroon

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